Exhibit 3.1
MIMEDX GROUP, INC.
RESTATED ARTICLES OF INCORPORATION
(Florida Department of State Document No. P08000023430)

Article I: The name of the Corporation is MiMedx Group, Inc.
Article II: On March 4, 2021, the Board of Directors of MiMedx Group, Inc. adopted restated articles of incorporation. Pursuant to F.S. 607.1007 shareholder action was not required. The text of the entire restated articles of incorporation is attached hereto as Exhibit A (the “Restated Articles of Incorporation”).
Article III: These Restated Articles of Incorporation consolidate all amendments into a single document.
Article IV: The Restated Articles of Incorporation shall be effective immediately upon filing with the Secretary of State of the State of Florida.
I submit this document and affirm that the facts stated herein are true. I am aware that the false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s.817.155, F.S.
Date: March 4, 2021.
/s/ William F. Hulse IV
William F. Hulse IV,
General Counsel and Secretary

RESTATED ARTICLES OF INCORPORATION
OF
MIMEDX GROUP, INC.
Article 1. Name. The name of the Corporation is MIMEDX GROUP, INC.
Article 2. State of Organization. The Corporation is organized pursuant to the provisions of the Florida Business Corporation Act (the “Act”).
Article 3. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is not more than 192,500,000 shares of capital stock, of which 187,500,000 shares shall be designated “Common Stock,” at $.001 par value per share, and 5,000,000 shares shall be designated as “Preferred Stock,” at $.001 par value per share.
The designations and the preferences, conversion and other rights, voting powers, restrictions, provisions as to dividends, qualifications, redemption rights and other terms and conditions of the shares of each class of stock are as follows:
3.1 Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, provisions as to dividends, qualifications, redemption rights and any other terms and conditions shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment to these Articles of Incorporation shall be filed with the Department of State of the State of Florida as required by law to be filed with respect to the issuance of such Preferred Stock, prior to the issuance of any shares of such series.
The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment to these Articles of Incorporation which are effective without shareholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, provisions as to dividends, qualifications, redemption rights or other terms and conditions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:
(a)the annual dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

(b)whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

(c)the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

(d)whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(e)whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

(f)the rights of the shares of stock of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

(g)any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.
3.2 Common Stock. Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article 3, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law, including, but not limited to, the following rights and privileges:
(a)dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;
(b)the holders of Common Stock shall have the right to vote for the election of Directors and on all other matters requiring shareholder action, each share being entitled to one vote; and
(c)upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

c. Series A Junior Participating Preferred Stock
1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 150,000. Such number of shares may be increased or decreased by resolution of the Board; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.
2. Dividends and Distributions.
a.Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of common stock, par value $0.001 per shares (collectively, the “Common Stock”), of the Corporation and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (1) $1.00 or (2) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends , and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

b.The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) of this subsection immediately after it declares a dividend or distribution on the Common

Stock (other than a dividend payable in shares of Common Stock) ; provided, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

c.Dividend s shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such s hares shall begin to accrue from the date of issue of such s hares , or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holder s of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:
(A)    Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)     Except as otherwise provided herein, in any other articles of amendment creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C)     Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
4. Certain Restrictions.
(A)     Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock other than (A) such redemptions or purchases that may be deemed to occur upon the exercise of stock options, warrants or similar rights or grant, vesting or lapse of restrictions on the grant of any other performance shares, restricted stock, restricted stock units or other equity awards to the extent that such shares represent all or a portion of (x) the exercise or purchase price of such options, warrants or similar rights or other equity awards and (y) the amount of withholding taxes owed by the recipient of such award in respect of such grant, exercise, vesting or lapse of restrictions; (B) the repurchase, redemption, or other acquisition or retirement for value of any such shares from employees, former employees, directors, former directors, consultants or former consultants of the Corporation or their respective estate, spouse, former spouse or family member, pursuant to the terms of the agreements pursuant to which such shares were acquired, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or
(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other articles of amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.
6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the greater of (A) $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, and (B) an amount, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.
9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock, and shall rank senior to the Common Stock as to such matters.
10. Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.
11. Fractional Shares. The Series A Preferred Stock may be issued in fractions of a share, which fractions shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Series A Preferred Stock.
3.4 Series B Convertible Preferred Stock
1.Designation and Amount. The shares of such series of Preferred Stock shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). The number of authorized shares constituting the Series B Preferred Stock shall be 100,000. That number from time to time may be increased or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof, and by filing appropriate Articles of Amendment with the Office of the Department of State of the State of Florida. The Corporation shall not have the authority to issue fractional shares of Series B Preferred Stock.

2.Ranking. The Series B Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation:

(a)on a parity basis with each other class or series of Capital Stock of the Corporation authorized on or after the Original Issuance Date, the terms of which expressly provide that such class or series ranks on a parity basis with the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (such Capital Stock, but for the avoidance of doubt excluding the Series B Preferred Stock, “Parity Stock”);

(b)junior to each other class or series of Capital Stock of the Corporation authorized on or after the Original Issuance Date, the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (such Capital Stock, “Senior Stock”); and

(c)senior to (i) the Series A Junior Participating Preferred Stock and (ii) the Common Stock and each other class or series of Capital Stock of the Corporation authorized on or after the Original Issuance Date, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (such Capital Stock, “Junior Stock”).

3.Definitions. As used in this Section 3.4 with respect to Series B Preferred Stock:
“10% Holder” means, with respect to the EW Investor, that since the Original Issuance Date, the EW Investor and its Affiliates have at all times beneficially owned at least 10% of the total number of outstanding shares of Common Stock (calculated on a Fully-Diluted Basis).
“5% Holder” means, with respect to the EW Investor, that since the Original Issuance Date, the EW Investor and its Affiliates have at all times beneficially owned at least 5% of the total number of outstanding shares of Common Stock (calculated on a Fully-Diluted Basis) but the EW Investor and its Affiliates beneficially own less than 10% of the total number of outstanding shares of Common Stock (calculated on a Fully-Diluted Basis).
“Acceptable Change of Control Event” has the meaning set forth in Subsection 13(c)(viii).
“Accrued Dividend Record Date” has the meaning set forth in Subsection 4(e).
“Accrued Dividends” means, as of any date, with respect to any share of Series B Preferred Stock, all Dividends that have accrued on such share pursuant to Subsection 4(c), whether or not declared, but that have not, as of such date, been paid.
“Accumulated Dividends” means, as of any date, with respect to any share of Series B Preferred Stock, all Dividends that have been accumulated on such share pursuant to Subsection 4(b) but that have not, as of such date, been accrued on such share pursuant to Subsection 4(c) or declared and paid in respect of such share pursuant to Subsection 4(c), Subsection 4(d) or otherwise.
“Affected Holder” has the meaning set forth in Subsection 13(d).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person, and in the case of an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity that Controls or is Controlled by or under common Control with such investment fund, vehicle or similar entity. “Affiliated” has a correlative meaning.
Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rule 13d-3 or 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series B Preferred Stock, if any, owned by such Person to Common Stock).
“Board” means the Board of Directors of the Corporation.
“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
“Bylaws” means the Amended and Restated Bylaws of the Corporation, as amended as of October 3, 2018, and as may be further amended from time to time.
“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Change of Control” means the occurrence of one of the following, whether in a single transaction or a series of related transactions:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of the Voting Stock of the Corporation, other than as a result of a transaction in which (1) the holders of securities that represented 100% of the Voting Stock of the Corporation immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the Voting Stock of the surviving Person or its Parent Entity immediately following such transaction and (2) the holders of securities that represented 100% of the Voting Stock of the Corporation immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its Parent Entity in substantially the same proportion to each other as immediately prior to such transaction; or
(b) the merger or consolidation of the Corporation with or into another Person or the merger of another Person with or into the Corporation, or the sale, transfer, lease, or exclusive license of all or substantially all the assets of the Corporation (determined on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than (1) in the case of a merger, consolidation, recapitalization, reclassification or other transaction, a transaction pursuant to which the holders of securities that represented 100% of the Voting Stock of the Corporation immediately prior to such transaction own directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction, and (2) in the case of a sale, transfer, lease or exclusive license of all or substantially all of the assets of the Corporation, any such sale, transfer or lease made to a Subsidiary of the Corporation or a Person that becomes a Subsidiary of the Corporation.
“Change of Control Notice” has the meaning set forth in Subsection 10(c).
“Change of Control Redemption Date” has the meaning set forth in Subsection 10(a).
“Change of Control Redemption Price” has the meaning set forth in Subsection 10(a).
“Close of business” means 5:00 p.m. (New York City time).
“Common Director” has the meaning set forth in Subsection 14(b).
“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.
“Competitor” has the meaning set forth in the SPA.
“Constituent Person” has the meaning set forth in Subsection 12(a).
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. “Controlled” has a correlative meaning.
“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series B Preferred Stock, and its successors and assigns.
“Conversion Date” has the meaning set forth in Subsection 8(a).
“Conversion Notice” has the meaning set forth in Subsection 6(c)(i).
“Conversion Price” means, for each share of Series B Preferred Stock, $3.85, subject to adjustment in accordance with Subsection 11.
“Degressive Issuance” has the meaning set forth in Subsection 11(b).

“Director Indemnitors” has the meaning set forth in Subsection 14(e).
“Dividend Accrual” has the meaning set forth in Subsection 4(c).
“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year; provided that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.
“Dividend Payment Period” means in respect of any share of Series B Preferred Stock the period from and including the Issuance Date of such share to but excluding the next Dividend Payment Date and, subsequently, in each case the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date.
“Dividend Rate” means 4.0% per annum for any Dividend Payment Period ending prior to June 30, 2021, and 6.0% per annum for any Dividend Payment Period thereafter.
“Dividend Record Date” has the meaning set forth in Subsection 4(e).
“Dividends” has the meaning set forth in Subsection 4(a).
“Effective Price” has the following meaning with respect to the issuance or sale of any shares of Common Stock or any Equity-Linked Securities:
(a) in the case of the issuance or sale of shares of Common Stock, the value of the consideration received or receivable by (or at the direction of) the Corporation or any of its Subsidiaries for such shares, expressed as an amount per share of Common Stock; and
(b) in the case of the issuance or sale of any Equity-Linked Securities, an amount equal to a fraction whose:
(i) numerator is equal to the sum, without duplication, of (x) the value of the aggregate consideration received or receivable by (or at the direction of) the Corporation or any of its Subsidiaries for the issuance or sale of such Equity-Linked Securities; and (y) the value of the minimum aggregate additional consideration, if any, payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and
(ii) denominator is equal to the maximum number of shares of Common Stock underlying such Equity-Linked Securities;
provided, however, that:
(w)for purposes of clauses (a) and (b)(i) above, all underwriting commissions, placement agency commissions or similar commissions paid to any broker-dealer by the Corporation or any of its Subsidiaries in connection with such issuance or sale will be added to the aggregate consideration referred to in such clause;

(x)for purposes of clause (b) above, if such minimum aggregate consideration, or such maximum number of shares of Common Stock, is not determinable at the time such Equity-Linked Securities are issued or sold, then (1) the initial consideration payable under such Equity-Linked Securities, or the initial number of shares of Common Stock underlying such Equity-Linked Securities, as applicable, will be used; and (2) at each time thereafter when such amount of consideration or number of shares becomes determinable or is otherwise adjusted (including pursuant to “anti-dilution” or similar provisions), there will be deemed to occur, for purposes of Subsection 11(b) and without affecting any prior adjustments theretofore made to the Conversion Price, an issuance of additional Equity-Linked Securities;

(y)for purposes of clause (b) above, the surrender, extinguishment, maturity or other expiration of any such Equity-Linked Securities will be deemed not to constitute consideration payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and

(z)the “value” of any such consideration will be the fair value thereof, as of the date such shares or Equity-Linked Securities, as applicable, are issued or sold, determined in good faith by the Board (or, in the case of cash denominated in U.S. dollars, the face amount thereof).
“Equity-Linked Securities” means any rights, options, warrants or other securities entitling the holder thereof to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions, by conversion, exchange, exercise or otherwise) any shares of Common Stock or any rights, options, warrants or other securities exercisable for, convertible into or exchangeable for such rights, options, warrants or other securities.
“EW Investor” has the meaning set forth in the SPA.
“EW Investor Parties” has the meaning set forth in the SPA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Property” has the meaning set forth in Subsection 12(a).
“Excluded Issuance” means (a) the Corporation’s issuance of any securities as full or partial consideration in connection with a merger, acquisition, consolidation or purchase of all or substantially all of the securities or assets of a corporation or other entity; (b) the Corporation’s issuance to directors, officers, employees, consultants, service providers or agents of the Corporation of equity securities, including those issued upon the exercise of stock options, and the vesting and settlement of other awards in each case granted pursuant to any employee share purchase or equity-based incentive plan, program or arrangement of the Corporation in existence as of the Original Issuance Date or that has been approved by either (i) a majority of the independent members of the Board or (ii) the compensation committee of the Board, including inducement grants under Nasdaq Listing Rule 5635(c)(4); (c) the Corporation’s issuance of equity securities in connection with a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution, or similar transaction; (d) the Corporation’s issuance of securities upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of Common Stock and are outstanding as of the Original Issuance Date, provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the Original Issuance Date; (e) the Corporation’s issuance of securities pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by a majority of the disinterested members of the Board and as in effect on the Original Issuance Date; and (f) the Corporation’s issuance of the Series B Preferred Stock and any shares of Common Stock upon conversion of the Series B Preferred Stock.
“Fully-Diluted Basis” means treating for this purpose as outstanding all shares of Common Stock issuable upon exercise, conversion or exchange of all Equity‑Linked Securities (including the Series B Preferred Stock) outstanding as of the relevant date of the calculation.
“Governmental Entity” means any federal, state, or local governmental agency, board, commission, department, court or tribunal; or any regulatory agency, bureau, commission, or authority.
“Holder” means a Person in whose name the shares of the Series B Preferred Stock are registered, which Person shall be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, (i) no Person that has received shares of Series B Preferred Stock in violation of the SPA shall be a Holder; (ii) the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Corporation, recognize any such Person as a Holder; and (iii) the Person in whose name the shares of the Series B Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Corporation.
“Investor Designee” has the meaning set forth in Subsection 14(a).
“Investor Director” has the meaning set forth in Subsection 14(e).
“Investor Per Share Purchase Price” means, with respect to any share of Series B Preferred Stock, $1,000 per share.
“Issuance Date” means, with respect to any share of Series B Preferred Stock, the date of issuance of such share.
“Judgment” has the meaning set forth in the SPA.
“Junior Stock” has the meaning set forth in Subsection 2(c).
“Liquidation Preference” means, with respect to any share of Series B Preferred Stock, as of any date, $1,000 per share.
“Liquidity Event” has the meaning set forth in Subsection 5(a).
“Mandatory Conversion” has the meaning set forth in Subsection 7(a).
“Mandatory Conversion Date” has the meaning set forth in Subsection 7(a).
“Mandatory Conversion Price” means 200% of the Conversion Price (as may be adjusted pursuant to the provisions of Subsection 11). The Mandatory Conversion Price shall initially be $7.70.
“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.
“Minimum Price” means $5.25; provided that if the Conversion Price is adjusted pursuant to the provisions of Subsection 11(a), then the Minimum Price shall be proportionately adjusted.
“Notice of Mandatory Conversion” has the meaning set forth in Subsection 7(b).
“Original Issuance Date” means the date on which the Closing (as defined in the SPA) occurs.
“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned Subsidiary.
“Parity Stock” has the meaning set forth in Subsection 2(a).
“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.
“Preferred Director” has the meaning set forth in Subsection 14(a).
“Preferred Stock” has the meaning set forth in the recitals above.
A “Qualified Person” means an individual who, (i) qualifies as an “independent director” under applicable rules of the Securities and Exchange Commission, the rules of any stock exchange on which securities of the Corporation are traded and applicable governance policies of the Corporation; (ii) satisfies all other criteria and qualifications for service as a director applicable to all directors of the Corporation; (iii) is not a Representative of a Competitor; (iv) has not been involved in any of the events enumerated under Item 2(d) or (2)(e) of Schedule 13D under the

Exchange Act or Item 401(f) of Regulation S-K under the Securities Act; (v) is not subject to any Judgment prohibiting service as a director of any public company; and (vi) is reasonably acceptable to the Board.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series B Preferred Stock, and its successors and assigns.
“Reorganization Event” has the meaning set forth in Subsection 12(a).
“Replacement Designee” has the meaning set forth in Subsection 14(b).
“Representative” has the meaning set forth in the SPA.
“Senior Stock” has the meaning set forth in Subsection 2(b).
“Series B Preferred Stock” has the meaning set forth in Subsection 1.
“Share Delivery Date” has the meaning set forth in Subsection 8(c)
“Shareholder Approval” means such approval as required by the applicable Nasdaq Stock Market Rules by the shareholders of the Corporation with respect to the conversion of all shares of Series B Preferred Stock and the issuance of the shares of Common Stock issuable upon the conversion of the Series B Preferred Stock.
“SPA” means that certain Securities Purchase Agreement between the Corporation and the Holders set forth on Schedule 1 thereto, dated as of June 30, 2020, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.
“Specified Contract Terms” means the covenants, terms and provisions of any indenture, credit agreement or any other agreement, document or instrument evidencing, governing the rights of the holders of or otherwise relating to any indebtedness of the Corporation or any of its Subsidiaries as in effect on the date hereof, or any amendments thereto or refinancings or replacements thereof.
“Subsidiary”, means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than 50% of the stock or other equity interests, or (b) has the power to elect a majority of the board of directors or similar governing body.
“Sunset Date” has the meaning set forth in Subsection 13(c)(vii).
“Trading Day” means any day on which trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded, provided that there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.
“Trading Period” has the meaning set forth in Subsection 7(a).
“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series B Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be Issuer Direct Corporation.
“Transfer Tax” has the meaning set forth in Subsection 17.

“Voting Stock” means (i) with respect to the Corporation, the Common Stock, the Series A Junior Participating Preferred Stock, the Series B Preferred Stock (subject to the limitations set forth herein) and any other Capital Stock of the Corporation having the right to vote generally in any election of directors of the Board and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.
“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) page “USFD <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume‑weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Corporation).
“Weighted Average Issuance Price” has the meaning set forth in Subsection 11(b).
4.Dividends.

(i)Dividends. Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Subsection 4 (such dividends, “Dividends”).

(ii)Accumulation of Dividends. Dividends on each share of Series B Preferred Stock shall accumulate (i) on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Corporation has assets legally available to make payment thereof, at a rate equal to the Dividend Rate calculated on the Liquidation Preference plus any Accrued Dividends in respect of such share, and (ii) on the basis of a 365-day year based on actual days elapsed. The amount of Dividends accumulated with respect to any share of Series B Preferred Stock for any Dividend Payment Period shall equal the sum of the daily dividend amounts accumulated in accordance with the first sentence of this Subsection 4(b) with respect to such share during such Dividend Payment Period.

(iii)Payment of Dividend. With respect to any Dividend Payment Date, the Corporation shall, if, as and when authorized by the Board in its sole discretion, and to the extent permitted by applicable law, declare a dividend on each share of Series B Preferred Stock in an amount up to the amount of the Accumulated Dividends in respect of the Dividend Payment Period ending immediately prior to such Dividend Payment Date; provided, however, that if the Corporation does not declare and pay in cash the full amount of such Accumulated Dividends, any portion not so declared and paid in cash shall accrue in respect of each such share (a “Dividend Accrual”). The Corporation shall provide written notice to each Holder of the amount of the Dividend Accrual in respect of such Holder’s shares of Series B Preferred Stock no less than five (5) Business Days prior to such Dividend Payment Date.

(iv)Arrearages. The Corporation shall be entitled to at any time and from time to time, at its option, to declare and pay all or any part of the Accrued Dividends or Accumulated Dividends in cash and, following such payment, such paid Accrued Dividends or Accumulated Dividends, as applicable, shall no longer be deemed Accrued Dividends or Accumulated Dividends hereunder.

(v)Record Date. The Record Date for payment of Dividends that are declared and paid on any relevant Dividend Payment Date in accordance with Subsection 4(c) will be the close of business on the fifteenth (15th) day of the calendar month which contains the relevant Dividend Payment Date (each, a “Dividend Record Date”), and the Record Date for payment of any Accrued Dividends or Accumulated Dividends in accordance with Subsection 4(d) will be the close of business on the date that is established by the Board, or a duly authorized committee thereof, as such, which will not be more than forty‑five (45) days prior to the date on which such Dividends are paid (each, an “Accrued Dividend Record Date”), in each case whether or not such day is a Business Day.

(vi)Priority of Dividends. So long as any shares of Series B Preferred Stock remain outstanding, unless all Accrued Dividends and Accumulated Dividends on all outstanding shares of Series B Preferred Stock have been declared and paid in cash, or have been or contemporaneously are declared and a sum in cash sufficient for the payment of those dividends has been or is set aside for the benefit of the Holders, the Corporation may not declare any dividend on, or make any distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock, other than:

(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement existing on the date hereof or approved by the Board with or for the benefit of current or former employees, officers, directors or consultants;

(ii) purchases of Junior Stock in an amount equal to the proceeds received from the substantially contemporaneous sale of other shares of Junior Stock;

(iii) as a result of an exchange or conversion of any class or series of Parity Stock or Junior Stock for any other class or series of Parity Stock (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock or Junior Stock);

(iv) purchases of fractional interests in shares of Parity Stock or Junior Stock (A) pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged or (B) in connection with any bona-fide reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution, or similar transaction;

(v) payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;

(vi) rights to purchase Common Stock;

(vii) dividends or distributions of Common Stock or rights to purchase Common Stock;
(viii) any dividend in connection with the implementation of a shareholders’ rights or similar plan, or the redemption or repurchase of any rights under any such plan.
Subject to the provisions of this Subsection 4, dividends may be authorized by the Board, or any duly authorized committee thereof, and declared and paid by the Corporation, on any Junior Stock and Parity Stock from time to time; and the Holders will not be entitled to participate in those dividends.
(vii)Conversion Following a Record Date. If the Conversion Date for any shares of Series B Preferred Stock is prior to the close of business on a Dividend Record Date or an Accrued Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such Dividend Record Date or Accrued Dividend Record Date, as applicable, other than through the inclusion of Accrued Dividends and Accumulated Dividends as of the Conversion Date in the calculation under Subsection 6(a) or 7(a), as applicable. If the Conversion Date for any shares of Series B Preferred Stock is after the close of business on a Dividend Record Date or an Accrued Dividend Record Date but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Dividend Record Date or Accrued Dividend Record Date, as applicable, shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date; provided that the amount of such dividend shall not be included for the purpose of determining the amount of Accrued Dividends or Accumulated Dividends under Subsection 6(a) or 7(a), as applicable, with respect to such Conversion Date.

5.Liquidation Rights.

(viii)Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (each a “Liquidity Event”), the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Corporation’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series B Preferred Stock equal to the sum of (i) the Liquidation Preference plus (ii) the Accrued Dividends plus (iii) the Accumulated Dividends with respect to such share of Series B Preferred Stock as of the date of such Liquidity Event. Holders shall not be entitled to any further payments in the event of any such Liquidity Event other than what is expressly provided for in this Subsection 5 and will have no right or claim to any of the Corporation’s remaining assets.

(ix)Partial Payment. If in connection with any distribution described in Subsection 5(a) above, the assets of the Corporation or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Subsection 5(a) to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(x)Merger, Consolidation and Sale of Assets Not Liquidity Event. For purposes of this Subsection 5, each of the following events shall not be deemed a Liquidity Event: (i) the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, (ii) the merger, consolidation, statutory exchange or any other business combination transaction of the Corporation into or with any other Person, (iii) the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Corporation, or (iv) a Change of Control.

6.Right of the Holders to Convert.

(xi)Each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Subsection 8, the limitations in Subsection 9 and the right of the Corporation to declare and pay all or any part of the Accrued Dividends or Accumulated Dividends at any time under Subsection 4(c), to convert each share of such Holder’s Series B Preferred Stock at any time into (i) the number of shares of Common Stock equal to the quotient of (A) the sum of (x) the Liquidation Preference plus (y) the Accrued Dividends plus (z) the Accumulated Dividends with respect to such share of Series B Preferred Stock as of the applicable Conversion Date divided by (B) the Conversion Price as of the applicable Conversion Date plus (ii) to the extent applicable, cash in lieu of fractional shares in accordance with Subsection 8(e). The right of conversion may be exercised as to all or any portion of such Holder’s Series B Preferred Stock from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Series B Preferred Stock (unless such conversion relates to all shares of Series B Preferred Stock held by such Holder).

(xii)The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of

Incorporation. Any shares of Common Stock issued upon conversion of Series B Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable. If the Common Stock is then listed on any securities exchange or quoted on any inter-deal quotation system, then the Corporation will cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system.

(xiii)A Holder must do each of the following in order to convert shares of Series B Preferred Stock pursuant to this Subsection 6:
(i) (A) complete and manually sign the conversion notice provided by the Conversion Agent (the “Conversion Notice”), and deliver such notice to the Conversion Agent; provided that a Conversion Notice may be conditional on the completion of a Change of Control or other corporate transaction, and (B) provide the Corporation with at least five (5) Business Days’ written notice prior to the delivery of any Conversion Notice to the Conversion Agent;
(ii) Promptly after delivery of the Conversion Notice deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series B Preferred Stock to be converted;
(iii) if required by the Conversion Agent, furnish appropriate endorsements and transfer documents; and
(iv) to the extent applicable, pay any stock transfer, documentary, stamp or similar taxes on such conversion not payable by the Corporation pursuant to Subsection 17.
7.Mandatory Conversion by the Corporation.

(xiv)Mandatory Conversion. All of the outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock (a “Mandatory Conversion”) if, on a given day following the third anniversary of the Original Issuance Date (the “Mandatory Conversion Date”), the VWAP per share of Common Stock is equal to or greater than the Mandatory Conversion Price (i) for at least twenty (20) Trading Days (whether or not consecutive) in any period of thirty (30) consecutive Trading Days (such thirty (30) consecutive Trading Day period, the “Trading Period”) and (ii) as of the close of trading on the Trading Day immediately prior to the Mandatory Conversion Date. In the case of a Mandatory Conversion, each share of Series B Preferred Stock then outstanding shall be converted into (i) the number of shares of Common Stock equal to the quotient of (A) the sum of (x) the Liquidation Preference plus (y) the Accrued Dividends plus (z) the Accumulated Dividends with respect to such share of Series B Preferred Stock as of the Mandatory Conversion Date divided by (B) the Conversion Price of such share in effect as of the Mandatory Conversion Date plus (ii) to the extent applicable, cash in lieu of fractional shares in accordance with Subsection 8(e).

(xv)Notice of Mandatory Conversion. As soon as practicable, and in any event no later than the fifth (5th) Business Day after the Mandatory Conversion Date, the Corporation shall provide a written notice to the Holders that a Mandatory Conversion has occurred (“Notice of Mandatory Conversion”). As soon as practicable, and in any event within five (5) Business Days following the receipt of a Notice of Mandatory Conversion, each Holder must:
(i) deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series B Preferred Stock to be converted;
(ii) if required by the Conversion Agent, furnish appropriate endorsements and transfer documents; and
(iii) to the extent applicable, pay any stock transfer, documentary, stamp or similar taxes on such conversion not payable by the Corporation pursuant to Subsection 17.

8.Conversion Procedures and Effect of Conversion.

(xvi)Conversion Date. The “Conversion Date” means (A) with respect to conversion of any shares of Series B Preferred Stock at the option of any Holder under Subsection 6(a), the date on which such Holder complies with the procedures in Subsection 6(c) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to Mandatory Conversion under Subsection 7(a), the Mandatory Conversion Date.

(xvii)Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series B Preferred Stock, Dividends shall no longer accrue or be declared on any such shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall cease to be outstanding.

(xviii)Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series B Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable, but no later than five (5) Business Days after the Conversion Date (the “Share Delivery Date”) and subject to compliance by the applicable Holder with the relevant procedures contained in Subsection 6(c) and Subsection 7(b), the Corporation shall issue the number of whole shares of Common Stock issuable upon conversion (and to the extent applicable, deliver payment of cash in lieu of fractional shares in accordance with Subsection 8(e)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder, through the facilities of the Conversion Agent or in certificated form. Any such certificate or certificates shall be delivered by the Corporation to the appropriate Holder on a book-entry basis, through the facilities of the Conversion Agent, or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Subsection 6(a)) or in the records of the Corporation or as set forth in a notice from the Holder to the Conversion Agent, as applicable (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series B Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Corporation shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation. If the number of shares of Series B Preferred Stock represented by the Series B Preferred Stock certificate(s) submitted for conversion is greater than the number of shares of Series B Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than ten (10) Business Days after receipt of the Series B Preferred Stock certificate(s) and at its own expense, issue and deliver to such Holder a new Series B Preferred Stock certificate representing the number of shares of Series B Preferred Stock not converted.

(xix)Status of Converted Shares. Shares of Series B Preferred Stock converted in accordance with the terms hereof shall be retired promptly after the conversion or acquisition thereof. All such shares shall, upon their retirement, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(xx)No Charge of Payment. The issuance of shares of Common Stock upon conversion of shares of Series B Preferred Stock shall be made without payment of additional consideration to the Corporation by, or other charge or cost imposed by the Corporation on the holder in respect thereof.

(xxi)Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Corporation’s sole discretion, either (i) an amount in cash equal to the fraction of a share of Common Stock multiplied by the closing price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date or (ii) one additional whole share of Common Stock.

9.Limitations on Common Stock Issuable Upon Conversion.

(xxii)Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, no conversion of a share of Series B Preferred Stock pursuant to Subsection 6 or pursuant to Subsection 7 hereof shall be permitted to the extent such conversion would result in a converting Holder, together with its Affiliates and any other Person whose holdings would be aggregated with such Holder for purposes of Section 13(d) of the Exchange Act:
(i) beneficially owning more than 19.90% of the issued and outstanding Common Stock; or
(ii) holding more than 19.90% of the votes entitled to be cast at any shareholders meeting, in each case, unless the Corporation obtains Shareholder Approval to remove the restrictions contained in this Subsection 9(a). In any vote to obtain any Shareholder Approval, the Holders of shares of Series B Preferred Stock shall not be entitled to vote.
(xxiii)Subject to Subsection 9(c), any attempted conversion (whether by a Holder pursuant to Subsection 6 or by Mandatory Conversion pursuant to Subsection 7) to the extent it would violate this Subsection 9 shall be void ab initio and of no force and effect.

(xxiv)If any conversion in accordance with Subsection 6 or any Mandatory Conversion pursuant to Subsection 7 would be limited as a result of the application of Subsection 9(a), then (i) in the case of a Conversion Notice pursuant to Subsection 6, the Conversion Notice in respect of such conversion shall be deemed to have been amended automatically and without any action by the Holder thereof so that it applies only to the number of shares of Series B Preferred Stock that are permitted to be converted pursuant to Subsection 9(a) and (ii) in the case of a Mandatory Conversion pursuant to Subsection 7, all shares of Series B Preferred Stock that are permitted to be converted pursuant to Subsection 9(a) shall be so converted in accordance with Subsection 7, and thereafter from time to time, to the extent Series B Preferred Stock are permitted to be converted in accordance with Subsection 9(a), they shall be deemed to have been so automatically converted.

10.Redemption upon Change of Control.

(xxv)Corporation’s Rights upon a Change of Control. Subject to the other terms of this Subsection 10, if a Change of Control occurs, the Corporation will have the right to redeem, contingent upon and substantially contemporaneously with the consummation of the Change of Control (the date of such consummation, the “Change of Control Redemption Date”) any or all of the shares of Series B Preferred Stock for cash in an amount equal to the sum of (x) the Liquidation Preference plus (y) the Accrued Dividends plus (z) the Accumulated Dividends for each such share of Series B Preferred Stock redeemed (the “Change of Control Redemption Price”), subject to the right of each Holder to convert its Series B Preferred Stock pursuant to Subsection 6 prior to such redemption.

(xxvi)Holders’ Rights upon a Change of Control. If and to the extent the Corporation does not exercise its right to redeem any or all of the then-outstanding shares of Series B Preferred Stock under Subsection 10(a), each Holder shall have the option to (i) require the Corporation to redeem any or all of such Holder’s then-outstanding shares of Series B Preferred Stock for cash in an amount equal to (x) the Liquidation Preference plus (y) the Accrued Dividends plus (z) the Accumulated Dividends for each such share of Series B Preferred Stock redeemed, or (ii) convert any or all of such Holder’s then-

outstanding shares of Series B Preferred Stock into shares of Common Stock and, if any consideration is payable to the holders of Common Stock upon such Change of Control, receive for each share of Common Stock issued upon such conversion (including payments of cash in lieu of fractional shares) the consideration per share of Common Stock payable upon the Change of Control thereunder, in each case of clauses (i) or (ii) above, as of the Change of Control Redemption Date. If the value of the consideration payable to the holders of Common Stock upon such Change of Control (if any) has changed since the date of a Holder’s election under this Subsection 10(b) then, each Holder may withdraw or amend its election made under this Subsection 10(b) by delivering a written notice of such withdrawal or amendment, as the case may be, to the Corporation at any time before the close of business on the fifth (5th) Business Day immediately prior to the date on which the Corporation anticipates consummating the Change of Control.

(xxvii)Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Corporation anticipates consummating a Change of Control (or, if later, promptly after the Corporation discovers that a Change of Control may occur), a written notice (a “Change of Control Notice”) shall be sent by or on behalf of the Corporation to each Holder at its address as it appears in the records of the Corporation. The Change of Control Notice shall include (i) a brief summary of the events causing the Change of Control; (ii) a description of the material terms and conditions of the Change of Control; (iii) the Conversion Price in effect on the date of such Change of Control Notice and a description and quantification of any adjustments to the Conversion Price that may result from such Change of Control (if any); (iv) the date on which the Change of Control is anticipated to be consummated, to the extent that such information does not constitute material non-public information (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed); (v) subject to the right of each Holder to convert its Series B Preferred Stock pursuant to Subsection 6 prior to such redemption, whether the Corporation is exercising its right under Subsection 10(a) to redeem any or all of the outstanding shares of Series B Preferred Stock and, if so, the number of shares of Series B Preferred Stock to be redeemed from such Holder, and stating the place or places at which the shares of Series B Preferred Stock called for redemption shall, upon presentation and surrender of the certificates evidencing such shares of Series B Preferred Stock, be redeemed (and other instructions a Holder must follow to receive payment); and (vi) the applicable Change of Control Redemption Price (which may be stated as a formula to the extent the date of such Change of Control is not definitively known). If, or to the extent that, the Corporation is not exercising its rights pursuant to Subsection 10(a), a Holder may exercise its right pursuant to Subsection 10(b) to (y) require the Corporation to redeem all or any portion of the outstanding shares of Series B Preferred Stock owned by such Holder by delivering a written notice to the Corporation stating that such Holder is exercising its right to require the Corporation to redeem all or a portion of its outstanding shares of Series B Preferred Stock and including wire transfer instructions for the payment of the Change of Control Redemption Price or (z) convert any or all of such Holder’s then-outstanding shares of Series B Preferred Stock into shares of Common Stock in accordance with Subsection 6 and if any consideration is payable to the holders of Common Stock upon such Change of Control, receive for each share of Common Stock issued upon such conversion, the consideration per share of Common Stock payable upon the Change of Control thereunder, which notice for redemption or conversion, as the case may be, shall be delivered no later the fifth (5th) Business Day prior to the date on which the Corporation anticipates consummating the Change of Control. In the event that a Holder so exercises it rights pursuant to Subsection 10(b), the Corporation will, as promptly as practicable, deliver to such Holder at its address as it appears in the records of the Corporation written instructions stating the place or places at which the shares of Series B Preferred Stock to be redeemed or converted shall, upon presentation and surrender of the certificates evidencing such shares of Series B Preferred Stock, be redeemed or converted (and other instructions such Holder must follow to receive payment or such other consideration (if any) per share of Common Stock payable upon the Change of Control, as applicable) and the applicable Change of Control Redemption Price (which may be stated as a formula to the extent the date of such Change of Control is not definitively known).

(xxviii)Delivery upon Change of Control. If either the Corporation or a Holder has exercised its right to redeem, or require redemption of, any outstanding shares of Series B Preferred Stock pursuant to Subsection 10(a) or 10(b), then upon the consummation of a Change of Control and subject to Subsection 10(e) below and subject to such Holder properly surrendering the certificates evidencing the applicable shares of Series B Preferred Stock, the Corporation (or its successor) shall promptly deliver or cause to be delivered to such Holder by wire transfer the applicable Change of Control Redemption Price with respect to each of such Holder’s shares so redeemed.

(xxix)Cash Redemption Not Permitted. If the Corporation shall (A) not have sufficient funds legally available to redeem in compliance with applicable law, or (B) will be in violation of Specified Contract Terms if its redeems, all outstanding shares of Series B Preferred Stock otherwise required or sought to be redeemed pursuant to this Subsection 10, the Corporation shall not be entitled to elect to redeem any shares of Series B Preferred Stock pursuant to Subsection 10(a) and, with respect to any shares of Series B Preferred Stock with respect to which Holders of such shares have exercised their rights pursuant to Subsection 10(b), the Corporation shall (i) redeem, pro rata among such electing Holders, a number of shares of Series B Preferred Stock with an aggregate applicable Change of Control Redemption Price equal to the lesser of: (1) the amount legally available therefor and (2) the largest amount that can be used for such redemption not prohibited by the Specified Contract Terms, in each case for the redemption of shares of Series B Preferred Stock, (ii) take all actions, including taking commercially reasonable efforts to seek any consents or approvals required from any third party or Governmental Entity, (as determined by the Board in good faith and consistent with its fiduciary duties) required or permitted under applicable law to permit the redemption or repurchase of the Series B Preferred Stock, including, without limitation, if and to the extent permitted by law, generally accepted accounting principles and the rules and regulations of any stock exchange on which the Common Stock is then traded, through the revaluation of the Corporation’s assets in accordance with applicable law, to make funds legally available under applicable law for such redemption, and (iii) redeem any shares of Series B Preferred Stock with respect to which Holders of such shares have exercised their rights pursuant to Subsection 10(b) not purchased because of the foregoing limitations at the applicable Change of Control Redemption Price as soon as practicable after the Corporation is able to make such redemption out of assets legally available under applicable law for the purchase of such shares of Series B Preferred Stock and without violation of the Specified Contract Terms. The Corporation will not voluntarily consummate any transaction, that would result in a Change of Control unless the Corporation will, on the date of payment, have sufficient funds legally available to fully pay the maximum aggregate Change of Control Redemption Price that would be payable in respect of such Change of Control on all shares of Series B Preferred Stock then outstanding. The inability of the Corporation (or its successor) to make a redemption payment for any reason shall not relieve the Corporation (or its successor) from its obligation to effect any required redemption when, as and if permitted by applicable law and the Specified Contract Terms.

(xxx)Effect of Redemption. Effective immediately prior to the close of business on the Change of Control Redemption Date for any shares of Series B Preferred Stock redeemed pursuant to this Subsection 10, Dividends shall, notwithstanding anything else herein to the contrary, no longer accumulate, accrue or be declared on any such shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall cease to be outstanding.

(xxxi)Status of Redeemed Shares. Any shares of Series B Preferred Stock redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall, upon their retirement, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

11.Anti-Dilution Adjustments.

(xxxii)Stock Dividends, Splits and Combinations. For so long as any shares of Series B Preferred Stock remain outstanding, if the Corporation issues shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock, or if the Corporation effects a stock split or a stock combination in respect of the Common Stock (in each case excluding an issuance pursuant to a Reorganization Event, as to which Subsection 12 will apply), then the Conversion Price will be adjusted based on the following formula:
where:

CP0 =
the Conversion Price in effect immediately before the close of business on the Dividend Record Date, or immediately before the close of business on the effective date of such dividend, distribution, stock split or stock combination, as applicable;

CP1=	the Conversion Price in effect immediately after the close of business on such Dividend Record Date or effective date, as applicable;
OS0 =
the number of shares of Common Stock outstanding (calculated on a Fully-Diluted Basis) immediately before the close of business on such Dividend Record Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1 =	the number of shares of Common Stock outstanding (calculated on a Fully-Diluted Basis) immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Subsection 11(a) is declared or announced, but not so paid or made, then the Conversion Price will be readjusted, effective as of the date the Board (or its authorized delegate) determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced. For the purpose of this Subsection 11, the number of shares of Common Stock outstanding at any time will exclude shares of Common Stock held in the Corporation’s treasury (unless the Corporation pays any dividend or makes any distribution on shares of Common Stock held in its treasury).
(b)Degressive Issuances. Subject to Subsection 11(c), if, on or after the Original Issuance Date and prior to the second anniversary of the Original Issuance Date, the Corporation issues or otherwise sells any shares of Common Stock, or any Equity-Linked Securities, in each case at an Effective Price per share of Common Stock that is less than the Conversion Price in effect (before giving effect to the adjustment required by this Subsection 11(b)) as of the date of the issuance or sale of such shares or Equity-Linked Securities (such an issuance or sale, a “Degressive Issuance”), then, effective as of the close of business on such date, the Conversion Price will be decreased to an amount equal to the Weighted Average Issuance Price. For these purposes, the “Weighted Average Issuance Price” will be equal to:

where:

CP =	such Conversion Price;
OS =
the number of shares of Common Stock outstanding immediately before such Degressive Issuance (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise, conversion or exchange of all Equity‑Linked Securities (including the Series B Preferred Stock) outstanding immediately prior to such issue);

EP =	the Effective Price per share of Common Stock in such Degressive Issuance; and
X =
the sum, without duplication, of (x) the total number of shares of Common Stock issued or sold in such Degressive Issuance; and (y) the maximum number of shares of Common Stock underlying such Equity-Linked Securities issued or sold in such Degressive Issuance;

provided, however, that (A) the Conversion Price will not be adjusted pursuant to this Subsection 11(b) to the extent that the Degressive Issuance is an Excluded Issuance; (B) the issuance of shares of Common Stock pursuant to any Equity-Linked Securities will not constitute an additional issuance or sale of shares of Common Stock for purposes of this Subsection 11(b) (it being understood, for the avoidance of doubt, that the issuance or sale of such Equity-Linked Securities, or any re-pricing or amendment thereof, will be subject to this Subsection 11(b)); and (C) in no event will the Conversion Price be increased pursuant to this Subsection 11(b). For purposes of this Subsection 11(b), any re-pricing or amendment of any Equity-Linked Securities (including, for the avoidance of doubt, any Equity-Linked Securities existing as of the Original Issuance Date) will be deemed to be the issuance of additional Equity-Linked Securities, without affecting any prior adjustments theretofore made to the Conversion Price.
(c)Limitations on Adjustments.
(i) Adjustment Cap on Degressive Issuances. Notwithstanding anything to the contrary in this Subsection 11, under no circumstances shall adjustments to the Conversion Price pursuant to Subsection 11(b) cause the Conversion Price to be less than $3.47.
(ii) No Adjustments in Certain Events. The Corporation will not be required to adjust the Conversion Price except pursuant to this Subsection 11. Without limiting the foregoing, the Corporation will not be required to adjust the Conversion Price on account of:
i.except as otherwise provided in Subsection 11(b), the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Conversion Price;

ii.the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

iii.except as otherwise provided in Subsection 11(b), the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Corporation or any of its Subsidiaries, including inducement grants under Nasdaq Listing Rule 5635(c)(4);

iv.except as otherwise provided in Subsection 11(b), the issuance of any shares of Common Stock pursuant to any option, warrant, right, restricted stock unit, performance stock unit or other awards granted under any employee share purchase or equity-based incentive plan, program or arrangement of the Corporation, or convertible or exchangeable security of the Corporation outstanding as of the Original Issuance Date; or

v.solely a change in the par value of the Common Stock.
(iii) Adjustment Deferral. If an adjustment to the Conversion Price otherwise required by this Subsection 11 would result in a change of less than one percent (1%) to the Conversion Price, then the Corporation may, at its election, defer such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest to occur of the following: (A) when all such deferred adjustments would result in a change of at least one percent (1%) to the Conversion Price, (B) the Conversion Date of any share of Series B Preferred Stock and (C) the Change of Control Redemption Date for any Change of Control.
(iv) Shareholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Series B Preferred Stock and, at the time of such conversion, the Corporation has in effect any shareholder rights plan, then the Holders of such Series B Preferred Stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such shareholder rights plan.
(v) Notice of Conversion Price Adjustments. Upon the effectiveness of any adjustment to the Conversion Price pursuant to this Subsection 11, the Corporation will, as soon as reasonably practicable and no later than ten (10) Business Days after the date of such effectiveness, send notice to the Holders containing (A) a brief description of the transaction or other event on account of which such adjustment was made, (B) the Conversion Price in effect immediately after such adjustment, and (C) the effective time of such adjustment.
12.Adjustment for Reorganization Events.

(a)Reorganization Events. In the event of:
(i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another Person;
(ii) any sale, transfer, lease, exclusive license, or conveyance to another Person of all or a majority of the property and assets of the Corporation, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities; other than, in each case, any such transaction that constitutes a Change of Control, with respect to which, for the avoidance of doubt, the provisions of Subsection 10 shall apply (each of which is referred to as a “Reorganization Event”), each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders but subject to Subsection 12(d), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property that have a Record Date that is prior to the applicable Conversion Date) that the Holder of such share of Series B Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series B Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event and the Liquidation Preference (plus (y) the Accrued Dividends plus (z) the Accumulated Dividends for each such shares of Series B Preferred Stock) applicable at the time of such subsequent conversion (without regard to the provisions of Subsection 9); provided that the foregoing shall not apply if such Holder is a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Constituent Persons or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Subsection 12(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.
(b)Successive Reorganization Events. The above provisions of this Subsection 12 shall similarly apply to successive Reorganization Events and the provisions of Subsection 11 shall apply to any shares of Capital Stock received by the holders of the Common Stock in any such Reorganization Event.

(c)Reorganization Event Notice. The Corporation (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Subsection 12.

(d)Reorganization Event Agreements. The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Subsection 12 and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

13.Voting Rights.

(a)General. Except as provided in Subsection 13(c) or as otherwise provided in the Florida Business Corporation Act, the Holders shall be entitled to vote as a single class with the holders of the Common

Stock and the holders of any other class or series of Capital Stock of the Corporation then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the Corporation). Subject to Subsection 13(b), each Holder shall be entitled in respect of each share of Preferred Stock held by such Holder to a number of votes equal to the number of whole shares of Common Stock into which each share of Series B Preferred Stock is convertible pursuant to Subsection 6, in each case at and calculated as of the Record Date for the determination of shareholders entitled to vote or consent on such matters or, if no such Record Date is established, at and as of the date such vote or consent is taken or any written consent of shareholders is first executed. The Holders shall be entitled to notice of any meeting of holders of Common Stock (or requests for consent) to the same extent that holders of Common Stock are entitled to thereunder.

(b)Voting Cap. Notwithstanding anything herein to the contrary:
(i) no Holder (together with its Affiliates) shall be entitled to vote (in respect of such Person’s holdings of Series B Preferred Stock and any Common Stock issued or issuable upon conversion of such Series B Preferred Stock) more than 19.90% of the total Voting Stock of the Corporation (measured as of the time of such vote); and
(ii) no Holder shall be entitled in respect of each share of Series B Preferred Stock to more than a number of votes equal to (x) $1,000 divided by (y) the Minimum Price.
(c)Special Voting Rights. For as long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not take, and shall cause its Subsidiaries not to take, any of the actions described in this Subsection 13(c) without the prior written consent of the Holders of not less than a majority of the then total outstanding shares of Series B Preferred Stock, voting separately as a single class with one vote per share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any such action taken without such consent shall be null and void ab initio, and of no force or effect:
(i) alter, amend or change the rights, preference or privileges of the Series B Preferred Stock;
(ii) amend or restate any organizational document of the Corporation or its Subsidiaries in a manner that materially, adversely and disproportionately affects the rights, preferences and privileges of the Series B Preferred Stock as compared to Common Stock;
(iii) authorize or create any class or series of Senior Stock or Parity Stock (or any security convertible or exchangeable into or evidencing the right to purchase, shares of any class or series of Senior Stock or Parity Stock);
(iv) declare or pay dividends or otherwise make distributions with respect to any shares of Parity Stock or Junior Stock, except dividends or distributions made for purposes as set forth in Subsection 4(f)(i) through Subsection 4(f)(vii);
(v) repurchase or redeem any issued and outstanding shares of Junior Stock or Parity Stock, other than repurchases or redemptions as contemplated by Subsection 4(f)(i) through Subsection 4(f)(vii);
(vi) repurchase or redeem any issued and outstanding shares of Series B Preferred Stock, other than repurchases or redemptions of shares of Series B Preferred Stock upon the occurrence of a Change of Control in accordance with Subsection 10 (for the avoidance of doubt, conversions of Preferred Stock shall not constitute repurchases or redemptions);
(vii) at any time prior to the date that is 30 months after the Original Issuance Date (the “Sunset Date”), (A) sell, transfer or otherwise dispose of any assets (other than sales of inventory in the ordinary course of business), business or operations, for consideration equal to or greater than $25 million or (B) acquire any assets, business or operations, for consideration equal to or greater than $75 million, in each case of clauses (A) or (B) above in any one transaction or series of related transactions;
(viii) at any time prior to the Sunset Date, merge or consolidate the Corporation with and into any other company unless either (A) the surviving company will have no class of equity securities ranking superior to or on parity with the Series B Preferred Stock in any liquidation, dissolution or wind-up of the Corporation or with respect to dividends, or (B) the Holders will receive in connection with such merger or consolidation, consideration (in the form of cash or publicly traded securities) in respect of each share of Series B Preferred Stock valued (as of the time a definitive agreement in respect of such merger or consolidation is entered into) at or above an amount equal to 200% of the Investor Per Share Purchase Price (any merger or consolidation or other Change of Control in which the Holders will receive consideration meeting the requirements set forth in this clause (B), an “Acceptable Change of Control Event”);
(ix) at any time prior to the Sunset Date, commence a voluntary case under any applicable bankruptcy, insolvency or other similar law or consent to the entry of an order for relief in an involuntary case under any such law, or effect any general assignment for the benefit of creditors; or
(x) at any time prior to the Sunset Date, enter into any settlement agreement with respect to the following proceeding: In re MiMedx Group, Inc. Securities Litigation, Case No. 1:18-cv-00830-WMR (N.D. Ga.).
Notwithstanding anything herein to the contrary, no consent or approval of the Holders shall be required for (i) the Corporation to enter into or consummate an Acceptable Change of Control Event or (ii) the authorization or creation of, or the increase in the number of authorized or issued shares of Junior Stock. For the avoidance of doubt, any consent in writing executed by the Holders of at least a majority of the then total outstanding shares of Series B Preferred Stock shall be sufficient to grant any consent required under this Subsection 13(c) for all purposes hereunder and (except as otherwise agreed in writing with a Holder) no notice of such action to the other Holders of Series B Preferred Stock shall be required and no meeting of the Holders of the Series B Preferred Stock shall be required to be convened; provided, that, if the Corporation has not publicly disclosed any action set forth in clauses (i) through (vi) within 10 Business Days of taking such action, then the Corporation shall provide written notice to all Holders of Series B Preferred Stock no less than five (5) Business Days following the taking of such action.
(d)Consent Rights of the Series B Preferred Holders. For as long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not amend the provisions of its Articles of Incorporation in a manner that adversely and disproportionately affects the rights, preferences and privileges of any Holder of Series B Preferred Stock (such affected holder, an “Affected Holder”) as compared to any other Holder of Series B Preferred Stock, without the prior written consent of the Affected Holder.

14.Investor Designees. Notwithstanding anything else to the contrary herein, this Subsection 14 shall be effective only for so long as any shares of Series B Preferred Stock remain outstanding.

(a)Right to Designate Preferred Directors.
(i) Subject to Subsection 14(b), from and after the Original Issuance Date, so long as the EW Investor is a 10% Holder, the EW Investor shall have the right to designate two (2) Investor Designees to serve as preferred directors (each, a “Preferred Director”). To effect this right, on the Original Issuance Date, the size of the Board shall be increased by two (2) members, and two (2) Qualified Persons designated by the EW Investor (each Qualified Person designated by the EW Investor, an “Investor Designee”) shall be appointed to the Board as Preferred Directors, filling the vacancies created by such increase. The initial Preferred Directors shall be Martin P. Sutter and William A. Hawkins, III, each of whom shall take office effective as of the Original Issuance Date subject to the terms of this Subsection 14. If any Investor Designee is not elected to serve as a Preferred Director, the Board will take all lawful actions to appoint such Investor Designee as a Preferred Director.
(ii) Subject to Subsection 14(b), from and after the Original Issuance Date, so long as the EW Investor is a 5% Holder, the EW Investor shall have the right to designate one (1) Investor Designee to serve as a Preferred Director.
(iii) From and after the Original Issuance Date, if the EW Investor is at any time neither a 5% Holder nor a 10% Holder, the EW Investor shall have no right to designate any person to serve as a Preferred Director.
(iv) Notwithstanding anything to the contrary contained in Article 10 of the Articles of Incorporation, and subject to the other terms and conditions of this Subsection 14, including Subsection 14(b) and Subsection 14(c), each Preferred Director shall continue to hold office until the death, disability, resignation or removal of such Preferred Director and shall not be a member of any class of directors that is elected by the holders of shares of Common Stock. Subject to Subsection 14(b), no Person other than the EW Investor shall have any right to designate, appoint, elect or remove any Preferred Directors, and the EW Investor may remove any Preferred Director at any time with or without cause. Only the EW Investor shall have the right to fill any Preferred Director vacancies resulting from death, disability, resignation, disqualification, removal or other cause; provided, however, that the EW Investor shall not designate anyone other than a Qualified Person to fill any such vacancy and provided further that the EW Investor shall not have any right to fill any vacancy resulting from the acceptance of any resignation pursuant to Subsection 14(c).
(v) So long as the EW Investor has any right to designate any Preferred Director, in the event of the death, disability, resignation, disqualification or removal of a Preferred Director as a member of the Board (other than pursuant to Subsection 14(c)), the EW Investor may designate a Qualified Person to be a replacement Preferred Director to the Board.
(vi) The size of the Board may be increased or decreased at any time in accordance with the Articles of Incorporation, the Bylaws and applicable law; provided that no such decrease shall limit the rights of the EW Investor to designate Preferred Directors under this Subsection 14.
(b)Service as Common Directors in Lieu of Service as Preferred Directors. The Board may, by notice to the EW Investor, (i) appoint any Investor Designee (including any Investor Designee who is then serving as a Preferred Director) as a director under Article 10 of the Articles of Incorporation (any such director, a “Common Director”) or (ii) nominate any Investor Designee (including any Investor Designee who is then serving as a Preferred Director) for election to the Board by holders of Common Stock at the Corporation’s next annual meeting of shareholders, provided that (x) no such appointment or nomination of an Investor Designee shall take place if such Investor Designee would be up for election as a Common Director prior to the 2022 annual meeting of shareholders of the Corporation, and (y) if an Investor Designee is appointed or nominated as a Common Director prior to the second anniversary of the Original Issuance Date, then the other Investor Designee may not be so appointed or nominated to be a Common Director prior to the second anniversary of the Original Issuance Date. Any such notice shall indicate the class of Common Director to which such Investor Designee will be appointed or nominated for election. Upon the earlier of the appointment or the election of such Investor Designee (or a Replacement Designee (as defined below)) as a Common Director, and for so long as such Investor Designee (or a Replacement Designee) serves as a Common Director, the EW Investor’s rights to designate an Investor Designee as a Preferred Director under Subsection 14(a) shall be deemed to have been satisfied. For the avoidance of doubt, the total number of Investor Designees that the EW Investor is entitled to have serving on the Board as Preferred Directors, Common Directors or a combination thereof when the EW Investor is a 10% Holder shall be no greater than two (2), and the total number of Investor Designees that the EW Investor is entitled to have serving on the Board as Preferred Directors or Common Directors when the EW Investor is a 5% Holder shall be no greater than one (1). In the event of the death, disability, resignation or removal of an Investor Designee who is serving as a Common Director pursuant to this Subsection 14(b), the EW Investor may designate a Qualified Person to serve as a replacement Investor Designee (any such Person, a “Replacement Designee”).

(c)Resignation; Removal.
(i) If, at any time after the Original Issuance Date, two (2) Investor Designees are serving on the Board, whether as Preferred Directors, Common Directors or a combination thereof, and the EW Investor ceases to be a 10% Holder, the EW Investor shall immediately deliver notice to the Board indicating which Investor Designee’s conditional resignation described in Subsection 14(d)(iii) below shall be deemed to have been tendered, and a majority of the then remaining directors (other than the Investor Designees) shall determine whether or not to accept such resignation. If the Board receives no such notice within five (5) Business Days after the EW Investor ceases to be a 10% Holder, the Board (other than the Investor Designees) shall determine which Investor Designee’s conditional resignation described in Subsection 14(d)(iii) below shall be deemed to have been tendered, and a majority of the then remaining directors (other than the Investor Designees) shall determine whether or not to accept such resignation. If the Board determines to accept such resignation, the Investor Designee who tendered his or her resignation shall cease to be an Investor Designee hereunder. If the Board determines not to accept such resignation then, regardless of whether such Investor Designee served as a Preferred Director or a Common Director immediately prior to the time when the EW Investor ceased to be a 10% Holder, such Investor Designee shall, upon the Board’s determination not to accept such Investor Designee’s resignation, serve on the Board as a Common Director in such class as the Board shall determine (if such a determination has not been previously been made by the Board) and not as a Preferred Director.
(ii) If, at any time after the Original Issuance Date, pursuant to Subsection 14(c)(i) only one (1) Investor Designee is serving on the Board as a Preferred Director or a Common Director, and the EW Investor ceases to be a 5% Holder, (a) a majority of the then remaining directors (other than the Investor Designee) shall determine whether or not to accept the conditional resignation of such Investor Designee and (b) the EW Investor shall no longer have any rights under this Subsection 14. If the Board determines to accept such resignation, the Investor Designee who tendered his or her resignation shall cease to be an Investor Designee hereunder. If the Board determines not to accept such resignation then, regardless of whether such Investor Designee served as a Preferred Director or a Common Director immediately prior to the time when the EW Investor ceased to be a 5% Holder, such Investor Designee shall, upon the Board’s determination not to accept such Investor Designee’s resignation, serve on the Board as a Common Director in such class as the Board shall determine (if such a determination has not been previously been made by the Board) and not as a Preferred Director.
(d)As a condition to any Investor Designee’s appointment to the Board pursuant to this Subsection 14, the EW Investor and such Investor Designee shall provide to the Corporation:
(i) if requested by the Corporation, the information required from a nominating shareholder or a Proposed Nominee (as defined in Article II, Section 10 of the Bylaws) under Article II, Section 10 of the Bylaws;
(ii) an undertaking in writing by the Investor Designee to (A) be subject to, bound by and duly comply with the code of conduct and other policies of the Corporation to the same extent required of other non-executive directors of the Corporation; and (B) recuse himself or herself from any deliberations or discussion of the Board or any committee thereof regarding the Corporation’s relationship with the EW Investor or any of its Affiliates, including in connection with the EW Investor Parties’ purchase or holding of the Series B Preferred Stock; and

(iii) a conditional irrevocable letter of resignation signed by the Investor Designee resigning automatically and without further action, subject to acceptance of such resignation by vote of a majority of the then remaining directors (other than any Investor Designees), upon the occurrence of any of the following events: (A) the EW Investor’s ceasing to be a 10% Holder and notice to such Investor Designee of the effectiveness of such Investor Designee’s resignation pursuant to Subsection 14(c)(i), (B) the EW Investor’s ceasing to be a 5% Holder, (C) such Investor Designee’s failure satisfy the requirements set forth in clause (i), (ii), (iii), (iv) or (v) of the definition of Qualified Person or (D) such Investor Designee’s material breach of any of the Corporation’s Articles of Incorporation or Bylaws, committee charters, corporate governance guidelines, insider trading policies, stock ownership guidelines or similar governance documents.
(e)Indemnification. Upon election or appointment to the Board, an Investor Designee shall herein be referred to as an “Investor Director”. The Corporation shall indemnify each Investor Director and provide each Investor Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other non-executive members of the Board, pursuant to the Articles of Incorporation and Bylaws of the Corporation, applicable laws or otherwise. The Corporation hereby acknowledges that an Investor Director may have rights to indemnification and advancement of expenses provided by the EW Investor or its Affiliates (directly or through insurance obtained by any such entity) (collectively, the “Director Indemnitors”). The Corporation hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to an Investor Director, (ii) it shall be required to advance the full amount of expenses incurred by such Investor Director, as required by law, the terms of the Articles of Incorporation and Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights such Investor Director may have against the Director Indemnitors and (iii) to the extent permitted by law, it irrevocably waives, relinquishes and releases the Director Indemnitors from any and all claims against the Director Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Director Indemnitors on behalf of the Corporation with respect to any claim for which such Investor Director has sought indemnification from the Corporation shall affect the foregoing and the Director Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Corporation. These rights shall be a contract right.

(f)Conflicts.
(i) The Corporation reserves the right to withhold any information and to exclude the Investor Designees from any meeting or portion thereof if access to such information or attendance at such meeting would reasonably be expected to result in a conflict of interest.
(ii) The EW Investor shall cause the Investor Designees not to participate in, and to recuse themselves from, any Board deliberations and actions relating to the Corporation’s relationship with the EW Investor Parties, including in connection with the EW Investor Parties’ purchase or holding of the Series B Preferred Stock.
(g)No Assignment or Transfer. The rights of the EW Investor hereunder may not be assigned or transferred whether directly or indirectly.

15.Transfer Agent, Conversion Agent, Registrar and Paying Agent. The initial duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series B Preferred Stock shall be Issuer Direct Corporation. The Corporation may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series B Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Corporation shall send written notice thereof by first class mail or email to the Holders.

16.Replacement Certificates.

(a)Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series B Preferred Stock are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any bond, indemnity or security that may be required by the Transfer Agent and the Corporation.

(b)Certificates Following Conversion. If physical certificates representing the Series B Preferred Stock are issued, the Corporation shall not be required to issue replacement certificates representing shares of Series B Preferred Stock on or after the Conversion Date applicable to such shares, to the extent that no shares of Series B Preferred Stock represented by such certificates remain outstanding following such Conversion Date. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon receipt of the satisfactory evidence and bond described in clause (a) above, shall deliver the shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock formerly evidenced by the physical certificate.

17.Taxes.

(a)The Corporation may deduct and withhold, or cause to be deducted and withheld, any amounts required to be deducted and withheld under applicable law with respect to the Series B Preferred Stock (and may set off any such amounts required to be deducted and withheld against any Dividends, distributions or other payments on the Series B Preferred Stock).

(b)The Corporation shall pay any and all documentary, stamp, recording, registration and similar issue or transfer tax (“Transfer Tax”) due on (x) the issuance of the Series B Preferred Stock and (y) the issuance of shares of Common Stock upon conversion of Series B Preferred Stock. However, the Corporation shall not be required to pay any Transfer Tax that may be payable in respect of the issuance or delivery (or any transfer involved in the issuance or delivery) of Series B Preferred Stock or shares of Common Stock issued upon conversion of Series B Preferred Stock to a beneficial owner other than the beneficial owner of the Series B Preferred Stock or shares of Common Stock issued upon conversion of Series B Preferred Stock immediately prior to the event pursuant to which such issuance or delivery is required, and no such issuance or delivery shall be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such Transfer Tax or has established to the satisfaction of the Corporation that such Transfer Tax has been paid or is not payable.

18.Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of delivery or three (3) Business Days after the mailing thereof, with respect to mailing in the United States and ten (10) Business Days after the mailing thereof, with respect to mailing outside of the United States, in each case if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Corporation, to its office at 1775 West Oak Commons Court, Marietta, GA 30062 (Attention: General Counsel), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given; provided, that notices to the Holders hereunder may be provided by e-mail if and to the extent the Corporation has on file an e-mail address for such Holder.

19.Waiver. Any provision contained herein and any right of the Holders granted hereunder may be waived as to all shares of Series B Preferred Stock (and the Holders thereof) upon the vote or written consent of the

Holders of a majority of the shares of Series B Preferred Stock then outstanding, provided that any waiver of a provision or rights that adversely and disproportionately affects the rights, preferences and privileges of an Affected Holder as compared to any other Holder of Series B Preferred Stock shall require the consent of the Affected Holder.

20.Severability. If any term of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein. Notwithstanding the foregoing in the event of any conflict between the Corporation’s Articles of Incorporation and this Article 3, this Article 3 shall control.”
Article 4. Registered Office and Registered Agent. The initial registered office of the Corporation shall be at 1201 Hays Street Tallahassee, Leon County, Florida 32301. The initial registered agent of the Corporation at such address shall be Corporation Service Company.
Article 5. Principal Office. The initial principal office of the Corporation shall be at 1234 Airport Road, Suite 105, Destin, Okaloosa County, Florida 32541.
Article 6. Director’s Liability. No Director shall have any personal liability to the Corporation or to its shareholders for monetary damages for breach of duty of care or other duty as a Director, by reason of any act or omission, except that this provision shall not eliminate or limit the liability of a Director for liabilities of a Director imposed by Section 607.0831 of the Act.
Article 7. No Preemptive Rights. No holder of any of the shares of any class of stock of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of stock of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of stock of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of any class of stock of the Corporation; and any and all of such shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.
Article 8. Indemnification. Each person who is or was a Director or Officer of the Corporation, and each person who is or was a Director or Officer of the Corporation who at the request of the Corporation is serving or has served as an officer, director, partner, joint venturer, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be indemnified by the Corporation against those expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement which are allowed to be paid or reimbursed by the Corporation under the laws of the State of Florida and which are actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a Director or Officer of this Corporation or of such other enterprises.
The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any liability, including obligations to pay a judgment, settlement, penalty, fine (including and excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred (including attorneys’ fees), to the fullest extent permitted by law, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
Notwithstanding anything contained herein to the contrary, this Article is intended to provide indemnification to each Director and Officer of the Corporation to the fullest extent authorized by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the

Corporation to provide broader rights than said statute permitted the Corporation to provide prior thereto). Neither any amendment nor repeal of this Article 8 shall eliminate or reduce the effect of this Article 8, with respect to any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 8, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
Article 9. Special Meeting of Shareholders. Special meetings of the shareholders for any purpose may be called at the request in writing of shareholders owning not less than 50% of all votes entitled to be cast on any issue proposed to be considered at the proposed meeting by delivering one or more written demands for the meeting which are signed, dated and delivered to the Secretary of the Corporation and describe the purposes for which the meeting is to be held.
Article 10. Board of Directors. The business and the affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as follows:
(a)The number of directors shall consist of not less than three members, the exact number of which shall be fixed from time to time by resolution adopted by the Board of Directors; provided, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Directors shall be natural persons 18 years of age or older, but need not be residents of the State of Florida or shareholders of the Corporation.

(b)The members of the Board of Directors elected at the 2010 annual meeting of Shareholders shall be divided into three classes, designated as Class I, Class II, and Class III as specified in the resolution adopted by Shareholders at such meeting. Each Class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Class I directors elected at the 2010 annual meeting of Shareholders shall be deemed elected for a three-year term, Class II directors for a two-year term, and Class III directors for a one-year term. Each director shall hold office until the next annual meeting of Shareholders upon which his/her term expires and until his/her successor is elected and qualified, or until his/her earlier death, resignation or removal. At each succeeding annual meeting of Shareholders, successor directors to the Class of directors whose term expires at that annual meeting of Shareholders shall be elected for a three-year term. If the number of directors has changed, any increase or decrease shall be apportioned among the Classes so as to maintain the number of directors in each Class as nearly equal as possible.

(c)Any vacancies occurring on the Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled only by the affirmative vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. Notwithstanding the immediately preceding sentence, the Board of Directors may by resolution determine that any such vacancies shall be filled by the Shareholders of the Corporation. A director elected to fill a vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of directors, shall hold office until the next annual meeting of Shareholders upon which his/her term expires and until his/her successor is elected and qualified, or until his/her earlier death, resignation or removal.

(d)A director may be removed from office only for cause as hereinafter defined and at a meeting of Shareholders called expressly for that purpose by a vote of the holders of 66-2/3% of the shares cast that are entitled to vote at an election of directors. For purposes of this provision, “cause" shall mean (i) a conviction of a felony regardless of whether it relates to the Corporation or its securities; (ii) declaration of incompetency or unsound mind by court order; or (iii) commission of an action that constitutes intentional misconduct or a knowing violation of law that, in either case, results in a material injury to the Corporation.”
Article 11. Incorporator. The name and the address of the Incorporator is Steve Gorlin, 1234 Airport Road, Suite 105, Destin, Okaloosa County, Florida 32541.